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                                  Exhibit G(3)

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

         THIS AMENDMENT, dated as of ______, 2001, between NORTHWESTERN MUTUAL SERIES FUND, INC. ("NMSF"), on behalf of each of the series of stock (the "Portfolios"), listed on Appendix A hereto and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the CUSTODIAN), amends the Custodian Agreement between the parties dated March 31, 1997 (the "Custodian Agreement").

                              W I T N E S S E T H:

         WHEREAS, NMSF has employed BBH&Co. to act as custodian for the Portfolios and to provide related services, all as provided in the Custodian Agreement;

         WHEREAS, the Securities and Exchange Commission has promulgated Rule 17f-7 under the Investment Company Act of 1940 which establishes rules regarding the Portfolio's investments held outside the United States through Securities Depositories; and

         WHEREAS, BBH&Co. is willing to provide services in connection with such Rule in accordance with the terms of this Amendment to the Custody Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the NMSF and BBH&Co. hereby agree, as follows:

1. That Section 7 of the Custody Agreement shall be amended by the incorporation of the following at the end of the second paragraph of said
Section:

         "Unless instructed otherwise by the Portfolio, the Custodian may deposit and/or maintain non-U.S. Investments of the Portfolio in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the Securities and Exchange Commission is exempted therefrom.

                  An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The


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         Custodian shall not be required to make independent inquiry as to the authorization of the Portfolio to invest in such country.

                  Prior to the placement of any assets of the Portfolio with a non-U.S. Securities Depository, the Custodian: (a) shall provide to the Portfolio or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Portfolio or its Investment Adviser of any material changes in such risk. In performing its duties under this subsection, the Custodian shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant foreign financial regulatory authority. It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care. The risk assessment shall be provided to the Portfolio or its Investment Advisor by such means as the Custodian shall reasonably establish. Advice of material change in such assessment may be provided by the Custodian in the manner established as customary between the Portfolio and the Custodian for transmission of material market information.

                  It is acknowledged that Rule 17f-7 has an effective date of July 1, 2001 and that the
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         Custodian will require a period of time to fully prepare risk assessment information and to establish a risk monitoring system as provided in this Section 7. Accordingly, until July 1, 2001, the Custodian shall use reasonable efforts to implement the measures required by this Section 7, and shall in the interim provide to the Portfolio or its Investment Advisor the depository information customarily provided and shall promptly inform the Portfolio or its Investment Advisor of any material development affecting the custody risks associated with the maintenance of assets with a particular Securities Depository of which it becomes aware in the course of its general duties under this Agreement.


IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.


         NORTHWESTERN MUTUAL SERIES FUND, INC.


         By:_______________________________



         By: BROWN BROTHERS  HARRIMAN & Co.


         By: ________________________________